                           Washington, D.C.  20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*


                           THE TIMES MIRROR COMPANY
                               (Name of Issuer)

               Series C Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                                 887 360 30 3
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                       (Continued on following pages(s))
                               Page 1 of 26 Pages

    CUSIP No. 887360 30 3              13G                    Page 2 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Chandis Securities Company

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U. S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          9,656,432
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            9,656,432
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,656,432
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      31.2%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      CO
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 3 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gwendolyn Garland Babcock

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,775,315
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,775,315
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,775,315
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 4 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bruce Chandler

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,757,246
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,757,246
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,757,246
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 5 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Otis Chandler

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           42
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,819,993
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         42
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,819,993
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,820,035
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.3%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 6 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Camilla Chandler Frost

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           126,472
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,814,510
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         126,472
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,814,510
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,940,982
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.7%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 7 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Douglas Goodan

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,757,246
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,757,246
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,757,246
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 8 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Judy C. Webb

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           26,676
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,757,246
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         26,676
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,757,246
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,783,922
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.2%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 887360 30 3              13G                    Page 9 of 26 Pages

________________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warren B. Williamson

________________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) / /

      N/A                                                            (b) / /
________________________________________________________________________________
3     SEC USE ONLY


________________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.

________________________________________________________________________________
         NUMBER OF     5   SOLE VOTING POWER

          SHARES           0
                       ________________________________________________________
       BENEFICIALLY    6   SHARED VOTING POWER

         OWNED BY          20,757,246
                       ________________________________________________________
           EACH        7   SOLE DISPOSITIVE POWER

         REPORTING         0
                       ________________________________________________________
          PERSON       8   SHARED DISPOSITIVE POWER

           WITH            20,757,246
________________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,757,246
________________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
________________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      67.1%
________________________________________________________________________________
12    TYPE OF REPORTING PERSON*

      00 (Trustee)
________________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   887360 30 3               13G                   Page 10 of 26 Pages



Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Chandis Securities Company ("CSC"), a corporation.

     (b)    Principal Business Address:

            The principal business address of CSC is 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)    Place of Organization:

            CSC is organized in California.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            9,656,432

     (b)    Percent of Class:

            Approximately 31.2%

CUSIP No.   887360 30 3               13G                   Page 11 of 26 Pages




     (c)    Voting and Dispositive Power:

            CSC has shared voting and dispositive power with respect to all 9,656,432 shares of Series C Common Stock of the Issuer beneficially owned by it.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 12 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

     (b)    Residence Address:

            The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

     (c)    Citizenship:

            Ms. Babcock is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,775,315

     (b)    Percent of Class:

            Approximately 67.1%

     (c)    Voting and Dispositive Power:

            Ms. Babcock has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,775,315 shares, (iii) sole power to

CUSIP No.   887360 30 3               13G                   Page 13 of 26 Pages




            dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,775,315 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 14 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Bruce Chandler, an individual.

     (b)    Residence Address:

            The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

     (c)    Citizenship:

            Mr. Chandler is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,757,246

     (b)    Percent of Class:

            Approximately 67.1%

     (c)    Voting and Dispositive Power:

            Mr. Chandler has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power

CUSIP No.   887360 30 3               13G                   Page 15 of 26 Pages




            to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 16 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Otis Chandler, an individual.

     (b)    Principal Business Address:

            The principal business address of Mr. Chandler is The Times Mirror Company, Times Mirror Square, Los Angeles, California 90053.

     (c)    Citizenship:

            Mr. Chandler is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,820,035

     (b)    Percent of Class:

            Approximately 67.3%

     (c)    Voting and Dispositive Power:

            Mr. Chandler has (i) sole power to vote or to direct the vote of 42 shares, (ii) shared power to vote or

CUSIP No.   887360 30 3               13G                   Page 17 of 26 Pages



            direct the vote of 20,819,993 shares, (iii) sole power to dispose or direct the disposition of 42 shares and (iv) shared power to dispose of or direct the disposition of 20,819,993 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 18 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

     (b)    Principal Business Address:

            The principal business address of Ms. Frost is Chandis Securities Company, 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)    Citizenship:

            Ms. Frost is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,940,982

     (b)    Percent of Class:

            Approximately 67.7%

     (c)    Voting and Dispositive Power:

            Ms. Frost has (i) sole power to vote or to direct the vote of 126,472 shares, (ii) shared power to vote or

CUSIP No.   887360 30 3               13G                   Page 19 of 26 Pages




            direct the vote of 20,814,510 shares, (iii) sole power to dispose or direct the disposition of 126,472 shares and (iv) shared power to dispose of or direct the disposition of 20,814,510 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 20 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Douglas Goodan, an individual.

     (b)    Residence Address:

            The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

     (c)    Citizenship:

            Mr. Goodan is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,757,246

     (b)    Percent of Class:

            Approximately 67.1%

     (c)    Voting and Dispositive Power:

            Mr. Goodan has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to

CUSIP No.   887360 30 3               13G                   Page 21 of 26 Pages




            dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 22 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Judy C. Webb, an individual.

     (b)    Residence Address:

            The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

     (c)    Citizenship:

            Ms. Webb is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,783,922

     (b)    Percent of Class:

            Approximately 67.2%

     (c)    Voting and Dispositive Power:

            Ms. Webb has (i) sole power to vote or to direct the vote of 26,676 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power

CUSIP No.   887360 30 3               13G                   Page 23 of 26 Pages




            to dispose or direct the disposition of 26,676 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by her.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 24 of 26 Pages




Item 1.     Issuer.

     (a)    Name of Issuer:

            The Times Mirror Company (the "Issuer")

     (b)    Address of Issuer's Principal Executive Offices:

            Times Mirror Square
            Los Angeles, California 90053

Item 2.     Security and Background.

     (a)    Name of Person Filing:

            The person filing this Schedule 13G is Warren B. Williamson, an individual.

     (b)    Principal Business Address:

            The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)    Citizenship:

            Mr. Williamson is a citizen of the United States.

     (d)    Title and Class of Securities:

            Series C Common Stock

     (e)    CUSIP No.:

            887360 30 3

Item 3.     Filings under Rules 13d-1(b), or 13d-2(b).

            Not Applicable.

Item 4.     Ownership.

     (a)    Amount Beneficially Owned:

            20,757,246

     (b)    Percent of Class:

            Approximately 67.1%

     (c)    Voting and Dispositive Power:

            Mr. Williamson has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power

CUSIP No.   887360 30 3               13G                   Page 25 of 26 Pages




            to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable.

CUSIP No.   887360 30 3               13G                   Page 26 of 26 Pages




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CHANDIS SECURITIES COMPANY


By:  /s/ Warren B. Williamson                January 27, 1995
     --------------------------
     Warren B. Williamson,
     Chairman of the Board


By:  /s/ Camilla Chandler Frost              January 27, 1995
     --------------------------
     Camilla Chandler Frost,
     Secretary


 /s/ Gwendolyn Garland Babcock               January 27, 1995
 ------------------------------
 Gwendolyn Garland Babcock


 /s/ Bruce Chandler                          January 27, 1995
 ------------------------------
 Bruce Chandler


 /s/ Otis Chandler                           January 27, 1995
 ------------------------------
 Otis Chandler


 /s/ Camilla Chandler Frost                  January 27, 1995
 ------------------------------
 Camilla Chandler Frost


 /s/ Douglas Goodan                          January 27, 1995
 ------------------------------
 Douglas Goodan


 /s/ Judy C. Webb                            January 27, 1995
 ------------------------------
 Judy C. Webb


 /s/ Warren B. Williamson                    January 27, 1995
 ------------------------------
 Warren B.Williamson